EXHIBIT 10.4

AMENDMENT NO.1 TO
AMENDED AND RESTATED AGREEMENT
REGARDING PRE-NEGOTIATED RESTRUCTURING

     This Amendment No.1 (this “Amendment”), dated as of March 20, 2003, is among the undersigned parties.

     WHEREAS, Fitzgeralds Gaming Corporation and certain of its subsidiaries are debtors-in-possession (the “Debtors”) in the administratively consolidated bankruptcy cases styled In re Fitzgeralds Gaming Corp., Bankr. D. Nev. No. 00-33467-GWZ;

     WHEREAS, on or about November 27, 2002, the Debtors, certain of their executives and certain of the Debtors’ bondholder creditors entered into an Amended and Restated Agreement Regarding Pre-Negotiated Restructuring (the “Amended Restructuring Agreement”) which Amended Restructuring Agreement was approved by the Bankruptcy Court on November 27, 2002;

     WHEREAS, certain disputes regarding the Amended Restructuring Agreement have arisen among the Debtors, the Executives and certain of the Consenting Noteholders;

     WHEREAS, on or about March 6, 2003, the Debtors, the Informal Committee, the Executives and Consenting Noteholders holding (or beneficially owning) in aggregate more than 50% of the outstanding principal amounts of Notes held by Consenting Noteholders at the time of this Agreement entered into a Settlement Agreement (the “Term Sheet Agreement”) that resolved their disputes by, inter alia, proposing terms for an amendment to the Amended Restructuring Agreement;

     WHEREAS, the parties accordingly desire to amend the Amended Restructuring Agreement to contemplate a revised plan of reorganization (the “Amended Plan”), including a debt-for-equity swap in favor of the Noteholders;

     NOW THEREFORE, the undersigned agree as follows:

     1.     Definitions and General.

1.1. Definitions; Reference to Restructuring Agreement. The Amended Restructuring Agreement as amended hereby is referred to herein as the Amended Restructuring Agreement. Capitalized terms defined in the Amended Restructuring Agreement and not otherwise defined herein are used herein with the meanings so defined.

1.2. Effect of Amendment. The amendments effected hereby are prospective only, effective as of the date hereof, and have no retroactive effect. As for the Debtors, the amendments shall be approved by the Bankruptcy Court in conjunction with the confirmation of the Amended Plan. No rights of any person under the Amended Restructuring Agreement are abrogated, abridged or waived hereby except as expressly stated herein. If there is a breach of the Amended Restructuring Agreement or this Amendment, or the Plan is not confirmed on or before April 21, 2003, then all parties shall revert to their positions ex ante the signing of the Term Sheet Agreement, and the amendments to the Restructuring Agreement effected hereby shall be null and void and of no force or effect thereafter, except that parties shall retain their rights to remedy any actionable breaches that occurred during the intervening period.

     2.     Amendments to Amended Restructuring Agreement.

2.1. Amendments to Definitions.

2.1.1. Liquidation Date. The definition of the term “Liquidation Date” is amended to read in its entirety as follows:

“Liquidation Date” means the earlier to occur of (i) 120 days after the Confirmation Date and (ii) the Effective Date.”

2.1.2. Plan. The definition of the term “Plan” is amended to read in its entirety as follows:

“Plan” means the Amended Plan in the form attached hereto as Exhibit “10”, with amendments in form and substance reasonably acceptable to the Required Consenting Noteholders and Debtors and the Executives.”

2.1.3. Required Consenting Noteholders. A new definition is added to read in its entirety as follows:

“Required Consenting Noteholders” means Consenting Noteholders who in the aggregate own Notes that in the aggregate constitute more than 50% of the outstanding principal amount of the Notes.”

2.1.4. ReTRAC Project. A new definition is added to read in its entirety as follows:

“ReTRAC Project” means a special assessment district, approved in October 1998 by the Reno City Council, to finance a portion of the costs to lower the elevation of the railroad tracks that run through downtown Reno, Nevada, to sub-grade. Preliminary plans for the ReTRAC Project provide for the construction of a temporary rail bypass that will be used to divert rail traffic around the main railway during construction. The southern boundary of the bypass will extend out into the middle of Commercial Row, the street adjacent to the Casino/Hotel entrance, valet parking area and hotel-loading zone.”

2.1.5. Settlement Term Sheet Agreement. A new definition is added to read in its entirety as follows:

“Settlement Term Sheet Agreement” means the Settlement Agreement Terms dated as of March 6, 2003, among the Debtors, the Informal Committee, the Contrarian Funds and the Executives.”

2.2. Amendment to Section 2.1. Section 2.1 of the Amended Restructuring Agreement is hereby amended to add the following:

“Following the 363 Sale of Fitzgeralds Las Vegas, Fitzgeralds Tunica and Fitzgeralds Blackhawk, holders of more than 66.67% in face amount of the Notes have expressed their belief that in order to maximize value for Noteholders, a debt-for-equity swap is preferred over continued attempts to sell Fitzgeralds Reno. The Debtors in coordination and cooperation with the Informal Committee and the Executives will seek to effect such a reorganization through confirmation of the Amended Plan.”

2.3. Amendment to Section 3.1(a). Section 3.1(a) of the Amended Restructuring Agreement is hereby amended to add the following:

The Debtors shall make no further marketing efforts regarding the Operating Companies unless an auction requested in accordance with Section 3.1(c) proceeds.”

2.4. Deletion of Section 3.1(b). Section 3.1(b) of the Amended Restructuring Agreement will be of no further force and effect.

2.5. Deletion of Sections 3.6, 3.7 and 3.8. Sections 3.6, 3.7 and 3.8 of the Amended Restructuring Agreement will be of no further force and effect.

2.6. Deletion of Sections 4.2, 4.3 and 4.4. Sections 4.2, 4.3 and 4.4 of the Amended Restructuring Agreement will be of no further force and effect.

2.7. Amendment to Section 5.2(a). Section 5.2(a) of the Amended Restructuring Agreement is hereby amended to add the following:

“It is agreed amongst the parties hereto that the Deemed Sales Price of Fitzgeralds Reno (inclusive of working capital of $100,000 which shall include cash of $1.5 million) is $10 million. In addition, the parties hereto agree that the Deemed Sales Price of Fitzgeralds Reno (i.e. $10 million) shall be effective and considered a component of Distributable Cash as of the Liquidation Date. In respect of the foregoing, it is agreed amongst the parties hereto that on the Effective Date the Debtors shall pay the Senior Management the discounted present value as of June 30, 2001, calculated at 12.25%, of $850,000.”

“Within 10 Business Days prior to the Liquidation Date, the Debtors and the Informal Committee shall agree on an estimate of the remaining Distributable Cash (which shall exclude $1,500,000 of cash on hand) held in, or to be derived from, the Debtors’ estates with such amount being estimated net of the Disputed Claim Amounts (as defined below) and the Holdback Amount (as defined below). On the Liquidation Date, Senior Management will receive cash payments in respect of all outstanding amounts owing to them in respect of the Cash Distribution Incentive as calculated using the estimated amount of remaining Distributable Cash.”

“On the Liquidation Date, Senior Management will receive a cash payment of $25,000.00. The Debtors shall not settle any condemnation proceeding or any related dispute regarding the ReTRAC Project without consent of the Informal Committee.

“In connection with the estimation of the remaining Distributable Cash as referenced above, the Debtors and the Informal Committee shall also agree on: (i) a list of remaining disputed claims; and (ii) the maximum amount of estate liability for each such disputed claim (the “Disputed Claim Amount”). On the Liquidation Date, the Debtors shall place into an escrow account (the “Residual Cash Escrow”) an amount equal to 8.5% of the Disputed Claim Amount (the “Holdback Amount”). Payments shall be made from the Residual Cash Escrow to Senior Management within 25 days after the end of each calendar month in an amount equal to that portion of the Holdback Amount which is owing to Senior Management equaling to 8.5% of the difference (if any) between: (x) the Disputed Claim Amount with respect each such claim; and (y) the amount at which each such disputed claim was resolved.”

“The Consenting Noteholders executing this Agreement agree to support and vote in favor of the Amended Plan even if the Bankruptcy Court does not agree to the classification and treatment of Allowed General Unsecured Claims as proposed in the Amended Plan. As such, the amounts payable to Senior Management pursuant to this Section 5.2(b) shall be reduced by the lesser of (i) $75,000 and (ii) 10% of the aggregate amounts in excess of $1,200,000 distributed from the Estates to Jerry Turk and Holiday Inn, in the event the Amended Plan is not confirmed with a payment cap of 20% for the holders of Allowed Unsecured Claims exceeding $25,000.00.”

2.8. Amendment to Section 5.2(b). Section 5.2(b) of the Amended Restructuring Agreement is hereby amended so as to include the following additional language as the final paragraph thereof.

“Notwithstanding any provision contained in this Section to the contrary, with respect to any present value calculation made for purposes of calculating the Cash Distribution Incentive, Distributable Cash available after the Liquidation Date shall be deemed to have been available for distribution on the Liquidation Date.”

2.9. Deletion of Section 5.3. Section 5.3 of the Amended Restructuring Agreement will be of no further force and effect.

2.10. Amendment to Section 5.4. Section 5.4 of the Amended Restructuring Agreement is hereby amended to replace the 4th sentence up to the semi-colon so it reads as follows:

“The Retention Payment shall be paid on the Liquidation Date”

2.11. Amendment to Section 5.5(b). Section 5.5(b) of the Amended Restructuring Agreement is hereby amended to add at the end of such section a new paragraph to read in its entirety as follows:

“Each Executive also agrees to execute, on the Liquidation Date, a non-compete agreement, in the form of Exhibit “12” attached hereto limited to the geographic area described in Section 5.5(b)(2)(b), in favor of reorganized FRI and reorganized FGC under the Plan.”

2.12. Amendment to Section 5.6. Section 5.6 of the Amended Restructuring Agreement is hereby amended to read in its entirety as follows:

“Senior Management Employment Agreements and Compensation.

(a) The Debtors shall not assume the existing employment agreements with Senior Management pursuant to Bankruptcy Code Section 365. However, each Executive will, until the Liquidation Date, continue to receive all compensation and benefits at the levels and under the terms provided in their respective employment agreements; provided, however, for the period from November 1, 2002 through October 31, 2003, Phil Griffith’s annual base salary shall be reduced by the amount of $170,000 (the “Annual Reduction”). The Annual Reduction shall be allocated as follows: (i) $30,000 for the period from November 1, 2002 through January 31, 2003; (ii) $40,000 for the period from February 1, 2003 through April 30, 2003; (iii) $50,000 for the period from May 1, 2003 through July 31, 2003; and (iv) $50,000 for the period from August 1, 2003 through October 31, 2003. In the event Mr. Griffith’s employment is terminated, the applicable reduction amount in effect for the three month period during which employment is terminated shall be pro rated based upon the actual number of days lapsed during such three month period prior to the termination date divided by the total number of days which constitute such three month period. No Executive shall receive any compensation other than COBRA benefits as provided by law for the Executive Health Insurance Program (paid for by such Executive at the premium rate per month of the established COBRA rates in place from time to time at the Company depending upon the applicable dependent coverage. No Executive shall be required to perform any services for the

Debtors after the Liquidation Date. There shall not be any bonus payments to the Executives except as contemplated by Section 5.2.

"(b) Not later than March 31, 2003, the Debtors shall file a motion for approval to pay Philip Griffith a “gross-up” for taxes payable in respect of amounts being paid to him in lieu of the Debtors providing him with a split-dollar life insurance policy with a death benefit of $10,000,000. Such motion shall not seek authority to pay gross ups for a period longer than September 2002 through the Effective Date. The Informal Committee and the Consenting Noteholders may oppose such motion. The Debtors shall seek to have such motion heard on April 21, 2003 or as soon thereafter as they may be heard; the Consenting Noteholders and Mr. Griffith agree that such notice is sufficient.

"(c) On the Confirmation Date, the Debtors shall pay 50% of the legal fees of the Executives incurred after January 31, 2003 in connection with the Amended Restructuring Agreement, the amendment thereof and confirmation of the Amended Plan; provided, however, that in no event shall such payments by the Debtors exceed $12,500 in the aggregate.”

2.13. Deletion of Section 5.7. Section 5.7 of the Amended Restructuring Agreement will be of no further force and effect.

2.14. Deletion of Section 5.9. Section 5.9 of the Amended Restructuring Agreement will be of no further force and effect.

2.15. Deletion of Article VI. Article VI of the Amended Restructuring Agreement will be of no further force and effect.

2.16. Amendment to Section 9.1. Section 9.1 of the Amended Restructuring Agreement is hereby amended to add at the end of such section a new paragraph to read in its entirety as follows:

“Plan Process. The Debtors shall file the Amended Plan and Disclosure Statement not later than March 19, 2003. The Debtors and the Executives shall use their best efforts, and the Consenting Noteholders shall use their commercially reasonable efforts (without requiring any out-of-pocket expenditures or the giving of any indemnity) to cause the Confirmation Date to occur not later than April 21, 2003, and the Effective Date as expeditiously as possible thereafter.”

2.17. Amendment to Section 9.2(e). Section 9.2(e) of the Amended Restructuring Agreement is hereby amended to add at the end of such section a new paragraph to read in its entirety as follows:

“Senior Management shall make any and all commercially reasonable efforts while they are employed by the Debtors to remain licensed under applicable gaming laws and regulations and to operate and manage the business of the Debtors. Any and all costs incurred in this respect shall be borne by the Debtors.”

2.18. Amendment to Section 9.4. Section 9.4 of the Amended Restructuring Agreement is hereby amended by adding a new sentence at the end of such section to read in its entirety as follows:

“After confirmation of the Amended Plan, the Informal Committee shall discharge its financial advisor.”

2.19. Amendment to Section 9.5. Section 9.5 of the Amended Restructuring Agreement is hereby amended by adding a new sentence at the end of such section to read in its entirety as follows:

“After confirmation of the Amended Plan, the Debtors shall discharge their financial advisor.”

2.20. New Exhibit 10; Agreed Amended Plan. A new Exhibit 10 is added to the Amended Restructuring Agreement, in the form attached to Amendment No. 1 as Exhibit “A”.

2.21. New Exhibit 11; Agreed Disclosure Statement. A new Exhibit 11 is added to the Amended Restructuring Agreement, in the form attached to Amendment No. 1 as Exhibit “B”.

2.22. New Exhibit 12; Non-Compete Agreement. A new Exhibit 12 is added to the Amended Restructuring Agreement, in the form as attached to Amendment No. 1 as Exhibit “C”.

     3.     Miscellaneous Operative Provisions.

3.1. Auction. The auction previously requested by Consenting Noteholders pursuant to Section 3.1(c) of the Amended Restructuring Agreement is hereby held in abeyance by agreement of the parties until the Confirmation Date. Provided the Amended Plan is confirmed by April 21, 2003, the auction shall be cancelled and the notice of auction deemed withdrawn. It is agreed that the time elapsed between the giving of notice of such auction through March 6, 2003 shall count toward the time limit for the Debtors to conduct an auction should the parties be placed in their ex ante positions as a result of a failure to confirm the Amended Plan. Subject to confirmation of the Amended Plan and the Effective Date, Section 3.1(c) of the Amended Restructuring Agreement will be of no further force and effect.

3.2. Standstill. No party to the Amended Restructuring Agreement shall exercise any remedy under the Amended Restructuring Agreement after the date hereof; provided, however, that any party may exercise remedies for breach of the Amended Restructuring Agreement, or exercise its rights to terminate that agreement, after April 21, 2003 unless the Amended Plan has been confirmed. All cure periods under the Amended Restructuring Agreement are hereby tolled from March 6, 2003 through April

21, 2003, and from April 21, 2003 through the Effective Date if the Confirmation Date occurs on or prior to April 21, 2003. Upon the Effective Date of the Plan, all existing claims of breach and defaults or Events of Default under the Amended Restructuring Agreement shall be deemed cured.

     4.     Miscellaneous.

4.1. Governing Law. This Amendment shall be governed by the substantive law of The State of Nevada.

4.2. Entire Agreement. This Amendment, together with the Amended Restructuring Agreement, constitutes the entire agreement among the parties regarding the subject matter hereof, and supercedes all prior and contemporaneous agreements and negotiations including the Settlement Term Sheet Agreement, which is of no further force or effect; provided, however, that the covenants of the parties under this Amendment and the Amended Restructuring Agreement shall not in any way be interpreted to limit the rights of any Consenting Noteholder under the Commitment Agreement of even date herewith.

4.3. Settlement. This Amendment is a settlement of disputes concerning the Amended Restructuring Agreement, and is intended to be subject to Federal Rule of Evidence 408 and similar state-law provisions.

4.4. No Third Party Beneficiaries. This Amendment shall not confer any rights or remedies upon any person other than the Debtors, Executives and Consenting Noteholders and their respective successors and permitted assigns, and any predecessor holders of Notes that, as of the date hereof, are held by any of the parties identified as the “Contrarian Funds” on the signature pages hereto, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors, assigns and predecessors, any legal or equitable rights, remedies or claims hereunder.

4.5. Jurisdiction. The parties consent to the exclusive jurisdiction of the Bankruptcy Court to resolve all disputes regarding this Amendment, and waive any right to trial by jury with respect to such disputes.

4.6. Execution of Document. This Amendment may be executed in counterpart, and by facsimile signatures.

4.7. Successors and Assigns. This Amendment is binding on the parties’ successors and assigns.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party and is effective on the date stated in the Preamble hereto.

FITZGERALDS GAMING CORPORATION

By:	/s/ Philip D. Griffith

Its

FITZGERALDS, INC.

By:	/s/ Philip D. Griffith

Its

FITZGERALDS BLACK HAWK, INC.

By:	/s/ Philip D. Griffith

Its

FITZGERALDS BLACK HAWK II, INC.

By:	/s/ Philip D. Griffith

Its

FITZGERALDS LAS VEGAS, INC.

By:	/s/ Philip D. Griffith

Its

FITZGERALDS MISSISSIPPI, INC.

By:	/s/ Philip D. Griffith

Its

FITZGERALDS RENO, INC.

By:	/s/ Philip D. Griffith

Its

FITZGERALDS SOUTH, INC.

By:	/s/ Philip D. Griffith

Its

101 MAIN STREET, Limited Liability Company

By:	/s/ Philip D. Griffith

Its

FITZGERALDS FREMONT EXPERIENCE CORPORATION

By:	/s/ Philip D. Griffith

Its

Principal Amt.
of Notes

Dated:	CONTRARIAN CAPITAL MANAGEMENT, L.L.C.		$

	By:	/s/ authorized signatory

Its

Dated:	CONTRARIAN CAPITAL ADVISORS, L.L.C.		$

	By:	/s/ authorized signatory

Its

Principal Amt.
of Notes

Dated:	CONTRARIAN CAPITAL FUND I, L.P.		$

	By:	/s/ authorized signatory

Its

Dated:	CONTRARIAN CAPITAL FUND II, L.P.		$

	By:	/s/ authorized signatory

Its

Dated:	CONTRARIAN CAPITAL TRADE CLAIMS, L.P.		$

	By:	/s/ authorized signatory

Its

Dated:	CREDIT SUISSE FIRST BOSTON INTERNATIONAL		$ 25,000,000

By

Its

SENIOR MANAGEMENT

Stock:	/s/ Philip D. Griffith Philip D. Griffith

Stock:	/s/ Michael E. McPherson Michael E. McPherson

Stock:	/s/ Max L. Page Max L. Page

Stock:	/s/ Paul H. Manske Paul H. Manske

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

     This NON-COMPETITION AGREEMENT (the “Agreement”) is made as of      , 2003 between Fitzgeralds Gaming Corporation, a Delaware corporation (the “Company”), and [Name of Executive] (the “Executive”).

     WHEREAS, the Executive has been a member of senior management of Fitzgeralds Gaming Corporation, a Nevada Corporation (“FGC”), and certain of its Subsidiaries.

     WHEREAS, FGC is a debtor-in-possession in a bankruptcy case filed in the United States Bankruptcy Court for the District of Nevada in a matter entitled In re Fitzgeralds Gaming Corporation, Case No. BK-N-00-33467-GWZ (Joint Administration with BK-N-00-33468 (Fitzgeralds South, Inc.), BK-N-00-33469 (Fitzgeralds Reno, Inc.), BK-N-00-33470 (Fitzgeralds, Inc.), BK-N-00-33471 (Fitzgeralds Las Vegas, Inc.), BK-N-00-33472 (Fitzgeralds Mississippi, Inc.), BK-N-00-33473 (Fitzgeralds Black Hawk, Inc.), BK-N-00-33474 (Fitzgeralds Black Hawk II, Inc.), BK-N-00-33475 (101 Main Street LLC), BK-N-00-33476 (Fitzgeralds Fremont Experience Corp.)) (the “Chapter 11 Case”).

     WHEREAS, on March 19, 2003, FGC filed its Second Amended Plan of Reorganization as Modified (the “Plan”).

     WHEREAS, the Debtors, Senior Management and the Consenting Noteholders entered into a Restructuring Agreement (the “Restructuring Agreement”), dated as of December 1, 2000, as amended, which provides for, inter alia, certain payments to be made to the Executive in consideration of such Executive’s agreement to enter into one or more non-competition agreements with any buyer of the assets or stock of an Operating Company (as defined in the Restructuring Agreement).

     WHEREAS, pursuant to the Plan, FGC will be reorganized and, upon the effectiveness of the Plan, FGC will be merged with and into the Company, with the Company surviving such merger.

     WHEREAS, the Company, as the successor-in-interest to FGC constitutes a buyer of the stock of FGC.

     WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of FGC and FRI and their policies, methods, personnel and operations.

     WHEREAS, the Executive acknowledges and agrees that the consideration for the obligations of the Executive set forth in this Agreement consists of the payments or other consideration paid or payable to him pursuant to the Restructuring Agreement and the transactions contemplated thereby. The Executive further acknowledges and agrees that the restrictions on his activities set forth herein are reasonable.

     NOW, THEREFORE, the parties agree as follows:

     1.     DEFINITIONS. Unless otherwise defined herein, initially capitalized terms used in this Agreement shall have the meanings ascribed to them in the Restructuring Agreement.

     2.     NON-COMPETITION

               2.1. Restriction on Competitive Activities. The Executive agrees that for a period of eighteen months following the Liquidation Date, the Executive shall not, either for himself or for any other Person controlled by him, engage in any commercial activities in the gaming industry and shall not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which is the same as or similar to, or otherwise competes with, any business, venture or activity which is being conducted or is proposed to be conducted by the Company or by any group, division or Subsidiary of the Company on or prior to the Liquidation Date in any area that is within a 75 mile radius of the hotel-casino in Reno, Nevada owned by FGC or its successors in interest, but excluding the geographic area within one-half mile of the shoreline of Lake Tahoe. Ownership of less than five percent of the publicly held voting stock of any corporation shall not, in and of itself, constitute a violation of this Section 2.1.

               2.2. Restriction on Taking Employees or Customers. Provided the balance of $500,000.00 of the Executive Payment is paid to Senior Management on the Liquidation Date, the Executive agrees that for a period of twelve months following the Liquidation Date, the Executive shall not, directly or indirectly, (i) recruit or otherwise seek to induce any employees of the Company or FRI to terminate their employment or violate any agreement with, or duty to, the Company or FRI, and (ii) solicit or encourage any customer or supplier of the Company or FRI to terminate or materially diminish its relationship with the Company or FRI to conduct with himself or any other Person any business, venture or activity which such customer or supplier has conducted at any time with the Company or FRI or any of their respective predecessors.

     3.     NOTICES. Any notice required to be given pursuant to this Agreement shall be given in writing. Any notice, consent, approval, demand, delivery or other communication in connection with this Agreement shall be deemed to be given if given in writing (including by facsimile) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first class postage prepaid and registered or certified:

     If to the Executive:

[Address]

Telephone:
Facsimile:

     with copies to:

[Address]

Attention:
Facsimile:

     If to the Company:

[Address]

Attention:
Facsimile:

     with a copy to:

Ropes & Gray
One International Place
Boston, MA 02110
Attention: Don DeAmicis, Esq.
Telephone: (617) 951-7000
Facsimile: (617) 951 7050

     4.     MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board of Directors of the Company and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board of Directors of the Company in connection with such approval. No waiver by the Company at any time of compliance with or of any breach by the Executive of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement and the legal relations created thereby shall be governed by the laws (other than the conflict of law rules) of the State of Nevada and all actions or proceedings regarding this Agreement shall be brought in the State of Nevada. The Executive acknowledges and agrees that, if he were to breach any of the provisions of this Agreement, the harm to the Company and its Affiliates would be irreparable, and that because the Company’s legal remedies may be inadequate in the event of such a breach or threatened breach of, or other failure to perform, any of the covenants and agreements set forth herein by the Executive, the Company shall, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), have the right to obtain preliminary and permanent injunctive or other equitable relief against any such breach or threatened breach without having to post bond.

     5.     VALIDITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof. The executive further agrees that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

     6.     COUNTERPARTS. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     7.     ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto, and supersedes any and all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof; provided, however, that if a conflict exists between any provision of this Agreement and the Restructuring Agreement, the terms of the Restructuring Agreement shall prevail; provided further, however that this Agreement shall not terminate or supersede any additional obligations the Executive may have pursuant to any other agreement or under applicable law with respect to confidentiality, non-solicitation of employee, assignment of rights to intellectual property or the like, all of which shall remain in full force and effect in accordance with their terms except as otherwise provided in the Restructuring Agreement or Plan.

     8.     ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon (i) the Executive, his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) the Company and its successors (including, without limitation, by means of reorganization, merger, consolidation or liquidation) and permitted assigns. The Company may assign this Agreement to any Subsidiary or to any successor of the Company by reorganization, merger, consolidation or liquidation and any transferee of all or substantially all of the business or assets of the Company. The obligations of the Executive herein are personal, and the Executive may not assign this Agreement.

     9.     EFFECTIVENESS. This Agreement shall only become effective upon the Liquidation Date.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

Fitzgeralds Gaming Corporation, A Delaware Corporation

By

Name:
Title:

[Name of Executive]